Exhibit 4.1

STOCK PURCHASE AND SALE PROMISE AGREEMENT

FARMACIAS AHUMADA, S.A.

In Santiago de Chile, May 17, 2010, on one hand:

1.
José Codner Chijner, Chilean, married under the separate property regime, businessman, national identity card number 4.255.530-4, with domicile for these purposes at Alonso de Córdova 2600, office 22, Comuna de Vitacura, Santiago;

2.
Inversiones Galia, S.A., RUT number 79.799.330-1, a closed-end stock company (“sociedad anónima cerrada”), incorporated in accordance with Chilean law, herein represented by the abovementioned Mr. José Codner Chijner, both of them domiciled for these purposes at Alonso de Córdova 2600, office 22, Comuna de Vitacura, Santiago (“Galia”);

3.
Inversiones Los Alpes, S.A., RUT number 96.508.010-4, a closed-end stock company incorporated in accordance with Chilean law, herein represented by the abovementioned Mr.  José Codner Chijner, both of them domiciled for these purposes at Alonso de Córdova 2600, office 22, Comuna de Vitacura, Santiago (“Alpes”);

4.
Inversiones JCC Limitada, RUT number 76.112.460-9, a limited liability company, incorporated in accordance with Chilean law, herein represented by the abovementioned Mr. José Codner Chijner, both of them domiciled for these purposes at Alonso de Córdova 2600, office 22, Comuna de Vitacura, Santiago (“JCC”);

5.
Asesorías e Inversiones ECD Limitada, RUT number 76.012.021-9, a limited liability company, incorporated in accordance with Chilean law, herein represented by the abovementioned Mr. José Codner Chijner, both of them domiciled for these purposes at Alonso de Córdova 2600, office 22, Comuna de Vitacura, Santiago (“ECD”);

6.
Asesorías e Inversiones KCD Limitada, RUT number 76.012.027-8, a limited liability company, incorporated in accordance with Chilean law, herein represented by the abovementioned Mr. José Codner Chijner, both of them domiciled for these purposes at Alonso de Cordova 2600, office 22, Comuna de Vitacura, Santiago (“KCD”);

7.
Asesorías e Inversiones DCD Limitada, RUT number 76.012.111-8, a limited liability company, incorporated in accordance with Chilean law, herein represented by the abovementioned Mr. José Codner Chijner, both of them domiciled for these purposes at Alonso de Cordova 2600, office 22, Comuna de Vitacura, Santiago (“DCD”) (Galia, Alpes, JCC, ECD, KCD and DCD, jointly, the “Promising Sellers”); and, on the other hand:

8.
Grupo Casa Saba, S.A.B. de C.V., a stock company (“sociedad anónima”) incorporated in accordance with Mexican law, herein represented by Mr. Manuel Saba Ades, a Mexican national, married, businessman, both of them domiciled at Paseo de la Reforma 400, second floor, Mexico City, 11,000, Mexico (the “Promising Purchaser” and, together with the Promising Sellers, the “Parties”).

All of the above state the following:

WHEREAS

1.
Farmacias Ahumada, S.A. (“FASA”), RUT number 93.767.000-1, is an open-end stock company (“sociedad anónima abierta”), validly incorporated in accordance with the laws of the Republic of Chile, filed in the Registry of Securities of the Superintendence of Securities and Insurance (“Registro de Valores de la Superintendencia de Valores y Seguros”) under number 629 on October 15, 1997, its stock being also listed in the Registry of Securities. The domicile of FASA is located at Miraflores 383, sixth floor, Comuna de Santiago. FASA was incorporated by means of public instrument dated November 28, 1977 issued at the Notarial Office for Santiago held by Mr. Alvaro Bianchi Rosas, and an excerpt of such instrument was recorded in pages 310 number 167 of the Registry of Commerce for Santiago for the year 1978, and published in the Official Register dated January 16, 1978.

2.
Galia owns five million seven hundred fifty one thousand one hundred and forty-one (5,751,141) shares of FASA, fully subscribed and paid, without par value, all of them of the same Series, representing approximately 3.8% of the capital stock and the voting rights of FASA.

3.
Los Alpes owns four million six hundred ninety nine thousand and eighteen (4,699,018) shares of FASA, fully subscribed and paid, without par value, all of them of the same Series, representing approximately 3.1% of the capital stock and of the voting rights of FASA.

4.
JCC owns thirty five million seven hundred fifty eight thousand seven hundred and fifty-two (35,758,752) shares of FASA, fully subscribed and paid, without par value, all of them of the same Series, representing approximately 23.8% of the capital stock and the voting rights of FASA.

5.
ECD owns three million two hundred eighty nine thousand seven hundred and sixty four (3,289,764) shares of FASA, fully subscribed and paid, without par value, all of them of the same Series, representing approximately 2.2% of the capital stock and the voting rights of FASA.

6.
KCD owns three million two hundred eighty nine thousand seven hundred and sixty one (3,289,761) shares of FASA, fully subscribed and paid, without par value, all of them of the same Series, representing approximately 2.2% of the capital stock and the voting rights of FASA.

7.
DCD owns three million two hundred eighty nine thousand seven hundred and sixty-three (3,289,763) shares of FASA, fully subscribed and paid, without par value, all of them of the same Series, representing approximately 2.2% of the capital stock and the voting rights of FASA.

8.	The Promising Purchaser is interested in purchasing at least 50% plus one share of the voting capital stock of FASA.

9.
The Promising Sellers wish to sell and transfer to the Promising Purchaser fifty six million seventy eight thousand one hundred and ninety-nine (56,078,199) shares of FASA owned by them, which represent approximately 37.4% of the capital stock and voting rights of FASA, and they also wish to be bound, as a third party’s promise (“promesa de hecho ajeno”), upon the terms of Article 1450 of the Civil Code, to the fact that third parties will also sell and transfer to the Promising Purchaser a total of, at least, eighteen million nine hundred twenty one thousand eight hundred and two (18,921,802) additional shares of FASA, which together with the shares of the Promising Sellers represent more than one half of the shares of said company.

10.
This Stock Purchase and Sale Promise Agreement (hereinafter, the “Agreement”) is executed as an inducement for the Promising Purchaser to launch a public offer for the purchase of shares, under the following Articles.

DEFINITIONS

The terms herein defined which are capitalized, shall have the meanings ascribed to them below, unless the Parties expressly give such term a different meaning in the specific case. This definition shall prevail over the sense that the respective law or science, art, technique or industry where such term is ordinarily used may give to such term. The use of any such term in singular or plural or in masculine or feminine form, within the context of a sentence, does not modify the definition that the Parties have given to such term in this Agreement. The definitions hereinbelow contained are only applicable for this Agreement, unless otherwise stated.

1.
“Shares” means the amount of fifty six million seventy eight thousand one hundred and ninety-nine (56,078,199) shares of FASA (each, one “Share”), which represent approximately 37.4% of the capital stock and the voting rights of FASA.

2.
“Additional Shares” means the amount of eighteen million nine hundred twenty one thousand eight hundred and two (18,921,802) shares of FASA (each, one “Share”) and that, together with the Shares, represent 50% plus one of the shares of FASA.

3.	“Conciliation Agreement” means the agreement reached by FASA and FNE within the framework of the Free Competition Lawsuit.

4.
“Current Assets” means the sum of the following items, all of them of the Consolidated Statement of Financial Condition of FASA: (a) commercial debtors and other accounts receivable, net, current; (ii) inventories, (iii) accounts receivable from related entities, current; (iv) advance payments, current; (v) accounts receivable for taxes, current; and (vi) other assets, current.

5.
“Tax Authority” means: (i) in Chile, the Internal Revenue Service (“Servicio de Impuestos Internos”), the General Treasury of the Republic (“Tesorería General de la República”), the National Customs Service (“Servicio Nacional de Aduanas”) and the Municipalities; (ii) in Peru, the National Superintendence of Tax Administration (“Superintendencia Nacional de Administración Tributaria”) and the Municipalities; and (iii) in Mexico, the Tax Administration Service (“Servicio de Administración Tributaria”), an agency of the Ministry of Finance and Public Credit (“Secretaría de Hacienda y Crédito Público”) and the Treasury of the Federation (“Tesorería de la Federación”) or the applicable State Treasuries.

6.
“Start Notice” means the notice substantially in the form of Exhibit II.2 (as amended, according to the requirements of any legal or regulatory changes, or as instructed by the competent Chilean authority) which must be published by the Promising Purchaser pursuant to Article 202 of the Securities Market Law on the day prior to the start of the term of the OPA, which must be published in the El Mercurio and La Tercera newspapers.

7.	“Result Notice” means the notice that accounts for the result of the OPA, which must be published within the terms and pursuant to the provisions of the Securities Market Law.

8.	“BCS” means Bolsa de Comercio de Santiago.

9.	“BMV” means Bolsa Mexicana de Valores, S.A.B. de C.V.

10.
“Cashier” means the sum of the following items, all of them of the Consolidated Statement of Financial Condition of FASA: i) cash and cash equivalents, ii) financial assets at reasonable value with changes in results, and iii) non-current assets and groups in divestiture kept for sale. The foregoing result must be added the portion of the account receivable corresponding to the amounts pending collection from insurance companies as a result of the earthquake occurred in Chile on February 27, 2010.

11.	“Chamber” means Cámara de Comercio de Santiago, A.G.

12.
“Material Adverse Change” means any event, fact or circumstance (or a series of events, facts or circumstances derived from the same cause) that shall have produced, or reasonably expected to produce, a material adverse effect in the legal, financial or economic condition of the business, assets, liabilities, results or operations of the Companies, as a whole, considering as material for these purposes a loss in the net equity value of FASA in excess of 17.5% compared to the one held in March 31, 2010, which is not attributable to (i) variation in accounting standards, or (ii) the announcement of the operations contemplated by this Agreement (including any impact in the operations contemplated by this Agreement in the relationships with clients, suppliers or employees).

13.	“Working Capital” means the difference between Current Assets and Current Liabilities.

14.	“Cause of Expiration” means any of the causes of expiration of OPA included in the Start Notice.

15.
“Bring Down Certificate” means the certificate to be issued by the Promising Sellers through the Representative of the Promising Sellers, substantially in the form of the model certificate attached as Exhibit IV.7, indicating the changes produced in the Exhibits to this Agreement between that date and the date of issuance thereof.

16.
“Financial Compliance Certificate” means the certificate to be issued by the Promising Sellers through the Representative of the Promising Sellers, substantially in the form of the model certificate attached as Exhibit VIII.2.f hereto, accounting of the EBITDA of FASA for the second quarter of 2010 and of the consolidated net worth of FASA as of June 30, 2010.

17.	“Chile” means the Republic of Chile.

18.	“COFECO” means the Mexican Federal Competition Commission (“Comisión Federal de Competencia”).

19.	“Companies” means FASA, together with

●	Laboratorios Fasa, S.A.;

●	ABF, Administradora de Beneficios Farmacéuticos, S.A.;

●	Compañía de Nutrición General, S.A.;

●	Droguería y Distribuidora Fasa, S.A.;

●	Fasa Investment Limitada;

●	Fasa Chile, S.A.;

●	Inversiones Internacionales Inverfar, S.A.;

●	Inmobiliaria Fasa, S.A.;

●	Administradora Fasa, S.A.;

●	Farmacias Peruanas, S.A.;

●	Droguería La Victoria, S.A.C.;

●	Farmacias del Oriente, S.A.;

●	Farmacias Benavides, S.A.B. de C.V.;

●	Benavides de Reynosa, S.A. de C.V.;

●	Servicios Operacionales Benavides, S.A. de C.V.;

●	Servicios Logísticos Benavides, S.A. de C.V.;

●	Exportadora Regional del Norte de México, S.A. de C.V.; and

●	Farmacias Ahumada Internacional, S.A.

20.	“Chilean Companies” means FASA, together with

●	Laboratorios Fasa, S.A.;

●	ABF Administradora de Beneficios Farmacéuticos, S.A.;

●	Compañía de Nutrición General, S.A.;

●	Droguería y Distribuidora Fasa, S.A.;

●	Fasa Investment Limitada;

●	Fasa Chile, S.A.;

●	Inversiones Internacionales Inverfar, S.A.;

●	Inmobiliaria Fasa, S.A.; and

●	Administradora Fasa, S.A.

21.	“Mexican Companies” means, jointly,

●	Farmacias Benavides, S.A.B. de C.V.;

●	Benavides de Reynosa, S.A. de C.V.;

●	Servicios Operacionales Benavides, S.A. de C.V.;

●	Servicios Logísticos Benavides, S.A. de C.V.; and

●	Exportadora Regional del Norte de México, S.A. de C.V.

22.	“Peruvian Companies” means, jointly,

●	Farmacias Peruanas, S.A.;

●	Droguería La Victoria, S.A.C.; and

●	Farmacias del Oriente, S.A.

23.	“Purchase and Sale” means the purchase and sale of Shares and of the Additional Shares that shall be perfected through the OPA that the Promising Purchaser must start pursuant to this Agreement.

24.
“Knowledge” means, with respect to any particular subject matter, area or aspect of the Business of a Company, or to one of the representations that refer to this item, the knowledge of the Promising Sellers or Mr. José Codner Chijner, and any knowledge they should have obtained acting in a diligent manner.

25.	“Agreement” means this stock purchase and sale promise agreement which accounts for this instrument, including the Exhibits thereto.

26.
“Relevant Agreements” means the contracts or agreements executed by the Companies which (i) individually, or together with others related to the same business, impose obligations on the respective Company in amounts equal to or exceeding the equivalent to two thousand five hundred (2,500) Encouragement Units within a term not to exceed one year; or (ii) are necessary for the ordinary business and the line of business of the Companies, so that in the event that they are not performed by any of the parties thereto, it might be reasonably expected to originate a Material Adverse Change; or (iii) have not been executed in the Ordinary Course of Business of the respective Company, and involve disbursements in amounts equal to or exceeding two thousand five hundred (2,500) Encouragement Units; or (iv) establish a payment obligation of the respective Company in favor of a current or past employee, executive or senior officer of such Company, in amounts equal to or exceeding two thousand five hundred (2,500) Encouragement Units, except for the respective labor agreements; or (v) contain exclusiveness clauses with respect to the purchase or sale of products or services or which restrict the ordinary performance of the Business; or (vi) are related to a sale or potential sale of the assets of the Companies valued at an amount equal to or exceeding two thousand five hundred (2,500) Encouragement Units; or (vii) which involve a joint venture, or partnership or shareholders agreement; or (viii) have been executed with any of the Promising Sellers or a third party which is a Related Party of any of them, and which is not, in turn, a Company.

27.
“Ordinary Course of Business” means the performance or execution of any actions necessary and appropriate for the due and normal development of the line of business or commercial negotiation of the Companies, and to preserve their business, properties and relationships with employees, clients and suppliers and which are recurring and consistent with past practices.

28.
“Financial Debt” means the sum of the following accounts, all of them of the Consolidated Statement of Financial Condition of FASA: i) loans that accrue interest, current
ii) other financial liabilities, current iii) loans that accrue interest, non-current, and iv) other financial liabilities, non-current.

29.	“Net Financial Debt” means the difference between the Financial Debt and the Cashier.

30.	“Weighted Devaluation” means the figure resulting from applying the formula contained in Exhibit VIII.2.h.

31.
“Business Days” means the days of the week, excluding Saturdays, Sundays and holidays and any other day on which the banks that do business in Santiago, Chile, or the Federal District, Mexico, are required to close pursuant to the law.

32.	“Trading Days” means the days of the week, except for Saturdays, Sundays and holidays, and those in which no securities market operations are conducted in the Chilean stock exchanges.

33.
“Due Diligence” means the process of review and knowledge, among other things, of the information and financial, accounting, operating, legal, tax and human resources information and documentation, permits and information technology systems of the Companies available in the virtual data room, the interviews and presentations with the personnel, auditors and advisors of the Companies and the review and inspection of the different sale premises and distribution centers in Mexico and Chile.

34.
“EBITDA” means the operating profit plus depreciation and redemption accounts for the second quarter of the calendar year, resulting from the consolidated financial statements issued by FASA in June of the respective calendar year.

35.	“Main Executives” means the executives of the Companies identified in Exhibit V11.e.

36.	“Financial Statements” means the consolidated audited financial statements of FASA, of Farmacias Peruanas, S.A. and of Farmacias Benavides, S.A.B. de C.V., all of them as of December 31, 2009.

37.	“Interim Financial Statements” means the consolidated financial statements of FASA, of Farmacias Peruanas, S.A., and of Farmacias Benavides, S.A.B. de C.V., all of them as of March 31, 2010.

32. (sic)	“FASA” has the meaning stated in Whereas Clause Number 1 of this Agreement.

38.	“Closing Date” or “Closing” means the date of publication of the Result Notice, declaring the OPA successful.

39.	“FNE” means the National Economic Inspector’s Office (“Fiscalía Nacional Económica”) of Chile.

40.
“Line of Business” means the line of business consisting of the import and/or storage, and/or distribution, and/or marketing, of pharmaceutical products, toiletries, personal hygiene items, the operation of drugstores or convenience stores where the main activity is the sale of pharmaceutical products, without prejudice to the ancillary sale of photography, perfumery, cosmetics, personal hygiene, confectionery, and toy items to final consumers.

41.
“Lien” means any kind of mortgage, pledge, attachment, prohibition, usufruct, right-of-way, or any other real right, lien, filing of lawsuit, outstanding lawsuits, cautionary measures (whether judicial or pre-judicial), option or preferential right, or any other limitation or restriction, whether real or personal, to the full property, use, usufruct, enjoyment or disposal of one or more assets, and any ordinary condition subsequent or preferential right thereon, constituted in favor of any Person.

42.
“Authorized Lien” means the following Liens: (i) asset lease agreements performed in the Ordinary Course of Business, (ii) conditions subsequent implied in purchase and sale transactions with deferred payment made in the Ordinary Course of Business; and (iii) those which guarantee any debt reflected as a liability in the Financial Statements and which existence is expressly indicated in the notes thereto.

43.
“Tax” means any income tax, asset tax or value added tax, tax on capital earnings, and/or any other tax, assessment, rate, duty or contribution, together with any readjustment, interest or fine required by any Tax Authority.

44.
“Reserved Information” means all the oral or written information of any kind or nature which is or shall have been made available by the Companies or the Promising Sellers to the Promising Purchaser, including, without limitation, any information made available to the Promising Purchaser by virtue of the Due Diligence, and any information delivered by any of their senior officers, executives, employees or representatives (understanding as such, without limitation, their financial advisors, counsels and accountants) to the Promising Purchaser or any of their senior officers, executives, employees or representatives (understanding as such, without limitation, the technical and financial advisors, counsels and accountants of the Promising Purchaser). Any information which is publicly known, known to the Promising Purchaser before it was disclosed by the Promising Sellers, or disclosed by a third party legally authorized to disclose such information, shall be considered as Reserved Information.

45.	“Maximum Contractual Interest” means the maximum interest allowed to be contemplated under the Chilean law at the time of assessment of such interest.

46.	“Free Competition Lawsuit” means the free competition lawsuit styled “Requirement of FNE versus Farmacias Ahumada, S.A.”, File CN 184-08.

47.
“Environmental Legislation” means all the laws, regulations, warnings, judgments, guidelines, official standards, orders and decrees expressly applicable to the Companies and the contractual obligations related to the environment, including those related to: (i) air pollution; (ii) water pollution, both superficial and underground; (iii) soil pollution; (iv) noise; (v) territorial planning and zoning; (vi) flora, fauna and protected wild areas; and (vii) protection of human health and safety. The laws and regulations applicable to the generation of Hazardous Substances or those otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or management of Hazardous Substances, and the laws and regulations applicable to safety and health in the employment, in each case applicable to the business of the Companies, are expressly included.

48.
“Drugstore Legislation” means all the laws, regulations, warnings, judgments, guidelines, contractual obligations, official sanitary and health standards, the orders and executive orders expressly applicable to the Companies, related in any manner to the import, manufacture, processing, distribution, storage, disposal, transportation, management and marketing, whether or not to the public at large, of pharmaceutical products, psychotropic substances, phytodrugs, homeopathic and natural products, cosmetics, food, and to the operation of drugstores, laboratories or any other establishment related in any manner to the abovementioned activities.

49.	“Securities Market Law” means the Law N° 18.045 of the Republic of Chile.

50.	“Mexico” means the United Mexican States.

51.	“Business” means the business currently conducted by the Companies, as described in the Annual Memory of FASA as of December 31, 2009.

52.	“OPA” means the acquisition public offering of all the shares of FASA which pursuant to Article Two and Title XXV of the Securities Market Law must be released by the Promising Purchaser.

53.
“Current Liabilities” means the sum of the following items of the Consolidated Statement of Financial Condition of FASA: i) commercial creditors and other accounts payable, current, ii) accounts payable to related entities, current, iii) accounts payable for taxes, current, iv) other liabilities, current, and v) deferred income, current; less the item of the Consolidated Classified Statement of Financial Condition of FASA, provisions for proposed dividends.

54.	“Person” means any individuals and legal entities, including partnerships, companies, individuals and any other entity or organization with, or without legal capacity.

55.	“Related Person” means, in connection with any of the Parties, that resulting from the application of Article 100 of the Securities Market Law.

56.	“Pesos” or “$” means the lawful currency of Chile.

57.	“Peru” means the Republic of Peru.

58.
“OPA Price” means the amount of one thousand six hundred and forty-two (1,642) Pesos for each share of FASA, considering that FASA has an aggregate capital stock as of the date of this Agreement of one hundred fifty million (150,000,000) shares.

59.
“Share Price” means the amount of one hundred twenty three billion one hundred fifty million one thousand six hundred and forty-two (123,150,001,642) Pesos resulting from multiplying the Price of OPA by the number of Shares plus the Additional Shares.

60.	“Promising Purchaser” has the meaning ascribed to such term in the preface of this Agreement.

61.	“Promising Sellers” has the meaning ascribed to such term in the preface of this Agreement.

62.
“Acquisition Proposal” means any operation intended to (i) substantially acquire all the assets of the Companies or a majority of the shares of capital stock of FASA and/or the Companies, (ii) acquire by any means control of FASA and/or the Companies, or (iii) merge FASA and/or the Companies with a third party and transfer the business of FASA and/or the Companies to the merging company or the company resulting from the merger or its affiliates. No internal restructuring transactions occurring among the Companies shall be deemed to be an Acquisition Proposal.

63.	“Representative of the Promising Sellers” has the meaning contemplated by Article Thirteen of this Agreement.

64.
“Hazardous Substances” means any product, material, substance or waste, which due to its composition or characteristics is hazardous, and which generation, manufacture, processing, distribution, use, management, treatment, storage, disposal, or transportation is currently forbidden, restricted or regulated by any applicable Environmental Legislation.

65.	“SVS” means the Securities and Insurance Superintendence (“Superintendencia de Valores y Seguros”) of the Republic of Chile.

66.
“Encouragement Unit” means the Encouragement Unit which varies from day to day and which is published from time to time in the Federal Register by the Chilean Central Bank pursuant to Law Number 18,840, Organic Constitutional Law of the Chilean Central Bank, and published by such body in the Federal Register, as provided by Article II.B. three of the Compilation of Financial Standards of the Chilean Central Bank or any standards which may replace it in the future.

ARTICLE ONE:
STOCK PURCHASE AND SALE PROMISE

1.
The Promising Sellers, duly represented, hereby promise to sell, assign and transfer to the Promising Purchaser, which, through its appearing attorney-in-fact, promises to purchase, accept and directly acquire through OPA and upon the terms and conditions of, and within the periods of time established by this Agreement, the Shares which represent approximately 37.4% of the capital stock and of the voting stock rights of FASA. The stock purchase and acquisition promise by the Promising Purchaser is subject to the condition that the OPA is started in the manner contemplated by this Agreement and does not elapse by virtue of any of the Causes of Expiration mentioned in the Start Notice.

2.
Likewise, the Promising Sellers agree as a third party’s promise upon the terms of Article 1450 of the Civil Code, that any other shareholders, shall jointly offer at least the Additional Shares in OPA made by the Promising Purchaser, so that the latter obtains at least 50% plus one of the shares of FASA.

3.	The Shares and Additional Shares shall be acquired by the Promising Purchaser, as long as they are free from any type of Lien as of the date of such Purchase and Sale.

4.	The purchase price for each of the Shares and of the Additional Shares shall be equal to the OPA Price.

5.	Upon the terms and conditions of this Agreement, the Purchase and Sale shall be perfected through the OPA that the Promising Purchaser must start in the manner provided by Article Two below.

ARTICLE TWO:
OPA PROCEDURE

1.
Upon the terms and conditions contemplated by this Agreement, the Promising Purchaser must make a public acquisition offer of shares pursuant to Title XXV of the Securities Market Law, for the total amount of shares issued by FASA. The OPA must be made pursuant to item (a) of Article 199 of the Securities Market Law, at a price per FASA share equal to the OPA Price.

2.
The OPA shall be irrevocable, and may only be subject to the Causes of Expiration and other documentation of OPA, which text is included in Exhibit II.2 to this Agreement. The OPA shall be for the total number of issued shares of FASA and, provided that the abovementioned Causes of Expiration shall have not occurred, it shall be sufficient for it to be declared successful by the Promising Purchaser, for the same to receive, within the terms of the OPA and without consequent withdrawal, the sale offering of the Shares and of the Additional Shares upon the terms of the Start Notice, the same being equivalent to at least 50% plus one share of the voting capital stock of FASA as of the closing date of the OPA.

3.
Subject to the performance of the condition precedent established in Article Eight item 1, and to the fact that the conditions consequent stated in Article Eight item 2 below are not satisfied or waived, the Promising Purchaser agrees to publish the Start Notice within ten  (10) Business Days of the performance of the abovementioned condition precedent, and in all events not before July 8, 2010 and no later than August 15, 2010. The publication of this notice shall represent the beginning of the OPA process for 100% of the FASA shares.

4.
The OPA shall be effective for thirty (30) days, from the day after the publication of the Start Notice, without the Promising Purchaser being able to extend the OPA pursuant to Article 205 of the Securities Market Law. Consequently, the OPA must expire no later than September 14, 2010.

5.
The Promising Sellers agree to offer the Shares in the OPA for sale, without being able to exercise the total or partial withdrawal right contemplated by Article 211 of the Securities Market Law and therefore, not being able to offer the Shares in the competitive offers referred to in Article 206 of the Securities Market Law, unless the Promising Purchaser, as provided by item 8 below, fails to publish, in a timely manner, the Result Notice pursuant to Article 212 of the Securities Market Law; all the foregoing, without prejudice to the other rights derived from this Agreement for the Promising Sellers. The Promising Sellers must offer the Shares in OPA for sale within the first five (5) Business Days of its term, except for the four million seven hundred two thousand eight hundred and five (4,702,805) Shares owned by ECD, KCD and DCD, equivalent to approximately 3.1% of the capital stock of FASA, which must be offered for sale in the OPA as soon as the pledges encumbering them are released and, in all events, before the term of the OPA expires.

6.
The Promising Sellers agree, as a third party’s promise, upon the terms of Article 1450 of the Civil Code that (i) the Additional Shares shall be offered in the OPA, and (ii) the holders of the Additional Shares shall be not exercise the withdrawal right contemplated by Article 211 of the Securities Market Law with respect to such Additional Shares and, consequently, do not participate in the competitive offers referred to in Article 206 of the Securities Market Law, so that at least 50% plus one of the FASA shares are offered. Failure to comply with this obligation shall make the Promising Sellers liable as provided by Article Eleven of the Agreement. The Promising Sellers must act in a diligent manner so that the Additional Shares are offered for sale in the OPA as soon as reasonably possible.

7.
The obligations indicated in items 5 and 6 above shall immediately cease for the Promising Sellers if, pursuant to the provisions of this Agreement, and after the conditions contemplated thereunder are satisfied, the Promising Purchaser fails to start the OPA upon the terms and within the period of time provided by item 3 above.

8.
On the third day after the expiration of the term of the OPA, the Promising Purchaser must publish the Result Notice. Consequently, the Result Notice must be published no later than September 17, 2010.

9.
The OPA Price shall be paid no later than within two (2) Trading Days after the publication of the Result Notice that declares the OPA successful, in cash and in the manner stated by the Promising Purchaser in the Start Notice.

10.
The Promising Purchaser may, in its sole discretion, increase the OPA Price pursuant to Article 210 of the Securities Market Law, which shall benefit the Promising Sellers (without right of reimbursement to the Promising Purchaser for the excess received by the Promising Sellers) and to all the other shareholders of FASA that sell their FASA shares in the OPA.

11.
Each of the Promising Sellers agrees to act in a diligent manner and in good faith to assist any of the Companies and its management in order to prevent any of the events included as OPA Causes of Expiration from occurring.

ARTICLE THREE:
MANAGEMENT OF THE BUSINESS OF THE COMPANIES TO
THE CLOSING DATE

Except as otherwise consented to in writing by the Promising Purchaser, the Promising Sellers agree to cause, between the date of execution of this Agreement and the date of the Extraordinary Shareholders Meeting at which the Board of Directors must be reelected pursuant to Article Four below, the Companies to continue to be managed and conducted in the Ordinary Course of Business. Additionally, unless the same is not permitted by the applicable legislation, in the opinion of an independent and renowned legal counsel of the respective jurisdiction or the Promising Purchaser authorizes the same, the Promising Sellers agree, as a promise of their own or as a third party’s promise, upon the terms of Article 1450 of the Civil Code, as applicable, that the Companies shall refrain from:

1.	Amending their corporate by-laws;

2.
With respect to FASA and Farmacias Benavides, S.A.B. de C.V., distribute or approve the distribution of capital, provisions, dividends or profits, whether definitive or provisional, either charged against previous fiscal years or the current fiscal year, in addition to the dividends referred to in Exhibit III.2 to this Agreement.

3.
Except as otherwise provided by Exhibit III.3, acquire, issue, redeem, and authorize the subscription or sale, or disposal, or promise to sell or dispose of shares or corporate rights of any of its affiliates or related companies.

4.
Pass any resolution intended to approve the division, transformation, merger or any corporate restructuring of the Companies, except for the process in course of the allocation of some of the Business performed by FASA in Chile, to its affiliate FASA Chile, S.A.

5.
Except as otherwise provided by Exhibit III.5, approve new bonds, fees, retirement, benefits or compensations plans, increase in severance payments for years of service by virtue of termination exceeding any applicable legal requirements (a) with respect to those contemplated under the labor agreements of the Main Executives, (b) with respect to employees subject to collective bargaining agreements, in terms other than those already approved under such agreements, and unless they must be renegotiated under the applicable law; and (c) with respect to employees who are not subject to collective bargaining agreements, in terms such that the benefits represent in the aggregate an increase of more than 3% in the total costs of the staff of the Companies, or involving an increase in severance payments for years of service due by virtue of termination exceeding any applicable legal requirements.

6.
Except as otherwise provided by Exhibit III.6, and concerning the sale of goods and assignment of accounts receivable in the Ordinary Course of Business, sell or dispose of, or promise to sell or dispose of assets of any kind or nature for an individual or joint value exceeding two thousand five hundred (2,500) Encouragement Units.

7.	Increase its Net Financial Debt, so that the same exceeds the amount of four million three hundred seventy five thousand (4,375,000) Encouragement Units.

8.
Allow the Working Capital to be less than the amount of minus one million (-1,000,000) Encouragement Units. For clarity purposes, a Working Capital of minus one million one thousand (-1,001,000) Encouragement Units is less than the abovementioned limit.

9.	Voluntarily constitute any kind of lien, except for the Authorized Liens on its assets which, individually or jointly, represent more than two thousand five hundred (2,500) Encouragement Units.

10.
Execute, promise, amend, expressly renew, settle or terminate any agreement in an amount exceeding two thousand five hundred (2,500) Encouragement Units or any Relevant Agreement, other than (a) the purchase and sale of inventories for the performance in the Ordinary Course of Business; (b) the property purchase or lease agreements in the Ordinary Course of Business; (c) the opening and closing of sale premises in the Ordinary Course of Business; (d) the service agreements of support to the performance of the ordinary line of business; and (e) the partial or total settlement agreements with insurers as a result of the earthquake occurred in Chile on February 27, 2010.

11.	Terminate any of the Main Executives, and hire those who will replace them.

12.
Failure to comply with the terms and conditions of any Relevant Agreement in a manner such that such default may have an adverse effect in excess of ten thousand (10,000) Encouragement Units to the Companies considered as a whole.

13.	File judicial actions or reach settlements or transactions with respect to any judicial proceedings which involve a payment exceeding two thousand five hundred (2,500) Encouragement Units.

14.
Voluntarily file an action for adjudgement in bankruptcy or restructuring, or present proposals of arrangements to their creditors or other procedures related to its insolvency, pursuant to the applicable regulations.

15.	Execute or promise to execute new agreements with Related Parties to the Promising Sellers, which are not in turn a Company.

16.
Make changes in their accounting methods, principles, practices or policies, except as otherwise required by the authorities of the respective country, especially those resulting from the implementation of the IFRS (International Financing Reporting Standards), as applicable.

17.
Directly or indirectly, (1) request, start or perform any action intended to facilitate any Acquisition Proposal, (2) start or participate in conversations, discussions or negotiations with any Person (excluding the Promising Purchaser) with respect to an Acquisition Proposal, (3) support, cooperate, facilitate or encourage the efforts of any Person with respect to an Acquisition Proposal, and (4) provide information on the activities, assets or liabilities, financial or operating condition, or operation results of FASA and/or the Companies to any Person within the context of an Acquisition Proposal, except to the extent required by any applicable law.

18.
Take any action intended to (i) cause any of the representations and warranties contained in Articles Five and Six to be incorrect, inaccurate or incomplete as of the Closing Date, or (ii) cause the occurrence of any Cause of Expiration.

19.	Incorporate new affiliates or related companies, or acquire relevant interests in other companies.

ARTICLE FOUR: OTHER OBLIGATIONS OF THE PARTIES

1.
The Promising Sellers agree to request the board of directors of FASA to summon an extraordinary shareholders meeting, to be held five (5) Business Days after the Closing Date in order to renew the entire board of directors.

2.
Except for the transfers authorized by this Agreement, each of the Promising Sellers agrees not to sell, transfer or create Liens, or otherwise dispose of, or encumber, directly or indirectly, any of the Shares, or take any action which may in any manner limit, restrict or interfere with the performance by any of the Promising Sellers of its obligations under this Agreement.

3.	Each Party agrees to notify to the other Party, as soon as they become aware thereof, of the occurrence of any Cause of Expiration.

4.
The Promising Sellers agree to act in a diligent manner in order to cause FASA to make the filings and requests and applicable modifications to such filings and requests made by SVS to FASA and/or the Promising Sellers, as applicable, in connection with the OPA, and for such filings and requests to comply in all their relevant aspects with the applicable regulations and not to contain any false or incomplete representations.

5.
Subject to the applicable legal restrictions, the Promising Sellers agree to act in a diligent manner in order to cause FASA to deliver to the Promising Purchaser any information it may reasonably require and to cooperate in order for the executives of FASA and the advisors of the Promising Sellers to cooperate with the Promising Purchaser in connection with the reasonable enquiries made with respect to the materialization of the transactions contemplated by this Agreement.

6.
The Parties agree to cause and exercise all the applicable rights to prevent, before and after the Closing Date, as applicable, the shares of Farmacias Benavides, S.A.B. de C.V. owned by any of the Companies, from being offered in the public offering for acquisition of shares of such company that the Promising Purchaser must release to comply with the applicable Mexican laws in connection with the performance of the obligations contained in this Agreement.

7.
The Promising Sellers must deliver the Bring Down Certificate to the Promising Purchaser on the first to occur of (i) August 11, 2010, and (ii) the fifth Business Day after the date the Representative of the Promising Sellers receives from the Promising Purchaser a written request to issue such certificate, once the condition precedent contemplated by Article Eight, item 1 below is satisfied.

ARTICLE FIVE:
REPRESENTATIONS AND WARRANTIES OF THE PROMISING
SELLERS WITH RESPECT TO THE COMPANIES

For purposes of this Agreement, except as otherwise indicated in each of the Exhibits mentioned in this Article Five, each of the Promising Sellers makes the representations contained in the following items thereof, and guarantees to the Promising Purchaser that they are complete and true as of this date and shall be such as of the Closing Date.

1.	Existence of the Companies.

a.
The Chilean Companies are duly incorporated, legally existing and currently in force under Chilean laws, with sufficient capacity and authorities to hold their assets and conduct their Business as conducted to date.

b.
The Mexican Companies are duly incorporated, legally existing and currently in force under Mexican laws, with sufficient capacity and authority to hold their assets and conduct their Business as conducted to date.

c.
The Peruvian Companies are duly incorporated, legally existing and currently in force under Peruvian laws, with sufficient capacity and authority to hold their assets and conduct their Business as conducted to date.

d.
Farmacias Ahumada Internacional S.A. is duly incorporated, legally existing and currently in force under Uruguayan laws, with sufficient capacity and authority to hold its assets and conduct its Business as conducted to date.

e.
The minutes books of the Shareholders Meetings, of the Board of Directors Meetings, the shareholders registry and capital variations registry books, as applicable, of the Companies, are current and contain all the resolutions passed by the abovementioned bodies and meet the requirements contemplated by the applicable law.

2.	No Default.

Except as otherwise provided by Exhibit V.2, neither the execution and signature of this Agreement nor the performance of the operations contemplated thereunder shall breach any order, regulation, rule, warning, judgment, decree, assessment, or other restriction issued by any governmental authority or court, applicable to the Companies, or any provision of the corporate by-laws of the Companies.

3.	Capital Stock of the Companies.

a.
Pursuant to the financial statements of FASA as of December 31, 2009 and approved by its ordinary shareholders meeting of April 28, 2010, this company has a capital stock of fifty nine billion two hundred seventy four million one hundred seventy five thousand five hundred and eight (59,274,175,508) Pesos, represented by one hundred and fifty million (150,000,000) shares, without par value, all of them of the same class, which are fully subscribed and paid. All the shares of FASA and the shares and corporate rights of the Companies directly or indirectly owned by FASA have been duly and validly issued, without there being any liability, obligation or ancillary claim related to the title thereto which is outstanding, in addition to those provided by law and the corporate by-laws.

b.
Pursuant to the financial statements of Farmacias Peruanas S.A., as of December 31, 2009 and approved by its ordinary shareholders meeting of March 30, 2010, this company has a capital stock of twenty eight million three hundred eighty six thousand one hundred and ninety-three point one zero (28,386,193.10) nuevos soles, represented by twenty eight million three hundred eighty six thousand one hundred and ninety-three (28,386,193) shares, without par value, all of them of the same class, which are fully subscribed and paid. All the shares of Farmacias Peruanas S.A. have been duly and validly issued, without there being any liability, obligation or ancillary claim related to the title thereto which is outstanding, in addition to those provided by law and the corporate by-laws and which are free from any Lien.

c.
Pursuant to the financial statements of Farmacias Benavides, S.A.B. de C.V., as of December 31, 2009 and approved by its ordinary shareholders meeting of March 30, 2010, this company has a capital stock of seven hundred thirty two million five hundred ninety-three thousand one hundred and ten point nine two (732,593,110.92) Mexican Pesos, represented by four hundred eight million eight hundred forty four thousand three hundred and ninety (408,844,390) shares, divided into fifty million (50,000,000) Series A shares, fixed capital stock, and three hundred fifty eight million eight hundred forty four thousand three hundred and ninety (358,844,390) Series B shares, variable capital stock. All the shares are fully subscribed and paid. All the shares of Farmacias Benavides, S.A.B. de C.V. have been duly and validly issued, without there being any liability, obligation or ancillary claim related to the title thereto which is outstanding, in addition to those provided by law and the corporate by-laws, and the shares of Farmacias Benavides, S.A.B. de C.V. are free from any Lien.

d.
Currently, there are no rights or certificates outstanding which entitle the receipt of shares or corporate rights of the Companies, such as preferential acquisition rights, warrants, option rights, certificates convertible into or exchangeable for shares, except for those expressly indicated in the corporate by-laws of the Companies and the applicable legislation.

e.
The shares or corporate rights of the affiliates of FASA have been duly and validly issued, and validly and legally subscribed, and paid or acquired by FASA or their respective affiliates, as applicable, and are free from any Lien. Exhibit V.3.e to this Agreement indicates the ownership percentages of FASA in such Companies.

f.
None of the Companies owns shares of its own issuance. The Companies have not registered any contributions for future capital increases, and the payment or distribution of any amount has not been resolved in connection with the refund of capital to the shareholders of the Companies which is outstanding or pending distribution. No payment or distribution of any amount has been resolved concerning dividends to the shareholders of FASA and Farmacias Benavides, S.A.B. de C.V. which is outstanding or pending distribution, except as otherwise indicated by Exhibit III.2.

g.
To the knowledge of the Promising Sellers, and except as otherwise indicated in Exhibit V.3.g to this Agreement, there are no joint action agreements, voting trusts, letters of proxy, shareholders agreements or other agreements or covenants in force in connection with the exercise of the voting rights related to the Companies, except for FASA.

4.	Bolsa de Comercio de Santiago and Bolsa Mexicana de Valores.

a. (i)
The shares of capital stock of FASA are listed in the BCS; (ii) except for any infringements which have no relevant negative effect for FASA, FASA has filed in due time and form all the information, reports, notices and notifications with BCS and SVS and any other authority, necessary pursuant to the Securities Market Law and any other applicable order; and (iii) none of the reports, notices or notifications delivered by FASA to BCS, to SVS, or to any other securities authority, contains any false data or information and except for any omissions which sanction would have no relevant negative effect for FASA, omit any datum or information required to be included in such reports, notices or notifications.

b. (i)
The shares of capital stock of Farmacias Benavides, S.A.B. de C.V. are listed in the BMV; (ii) except for any defaults described in Exhibit V.4.b. and except for any infringements which would have no negative relevant effect for Farmacias Benavides, S.A.B. de C.V., it has filed in due time and form all the information, reports, notices and notifications with BMV and any other authority required pursuant to the Mexican Securities Market Law and any other applicable provision; and (iii) none of the reports, notices or notifications delivered by Farmacias Benavides, S.A.B. de C.V. to BMV or any other securities authority contains any false data or information, and except for any omissions which sanction would have no relevant negative effect for Farmacias Benavides, S.A.B. de C.V., omit any datum or information required to be included in such reports, notices or notifications.

5.	Corporate Accounts.

a.
The Financial Statements and Interim Financial Statements (attached as Exhibit V.5.a to this Agreement) appropriately reflect the financial condition of such Companies as of the dates thereof, as well as their operation results and equity status. In the case of FASA, such financial statements have been prepared pursuant to the Chilean generally accepted accounting principles, as compiled in the IFRS and the SVS standards, that is, pursuant to the accounting standards applicable in Chile. In the case of Farmacias Peruanas S.A., such financial statements have been prepared pursuant to the Peruvian generally accepted accounting principles, as compiled in the IFRS previously approved by the Accounting Regulatory Board. In the case of Farmacias Benavides, S.A.B. de C.V., such financial statements have been prepared pursuant to the Mexican generally accepted accounting principles, in application of the Mexican Financial Information Standards (NIF).

b.
The Financial Statements and the Interim Financial Statements contain provisions consistent with generally accepted accounting principles and that the Companies have usually applied in the past with respect to uncollectible or doubtful collection debts, obligations and liabilities (real, contingent and otherwise), including, among others, tax obligations, obligations with related companies, and financial commitments existing as of the date thereof, all the foregoing pursuant to generally accepted accounting principles. All the provisions contained in the Financial Statements and the Interim Financial Statements accurately and sufficiently reflect the amounts of such obligations and liabilities, pursuant to generally accepted accounting principles. As of the date of the Financial Statements and the Interim Financial Statements the Companies did not have any obligations or liabilities of a cumulative, unconditional, contingent or other nature, derived from their business activities or events occurring on or prior to such dates, which are not reflected therein, even if they must be reflected according to the accounting principles described in the above item.

c.	From March 31, 2010 to the date of execution of this Agreement, the Companies have continued to be managed in the Ordinary Course of Business.

d.
The books and files of the Companies have been kept in accordance with the corresponding accounting standards for Chile, Peru and Mexico, as applicable, are complete and correct in all their material aspects, and duly reflect the terms and conditions of the financial condition and results of the Companies.

e.	As of December 31, 2009, the Working Capital of the Companies, considered as a whole, amounted to less than forty billion four hundred ninety eight million (-40,498,000.000).

f.
The Companies have no Financial Debt other than (a) those reflected in the Financial Statements and in the Interim Financial Statements, and (b) the credit or financing agreements executed by the Companies listed in Exhibit V.5.f to this Agreement, all the foregoing pursuant to generally accepted accounting principles, and without prejudice to any contingencies indicated in the notes to the Financial Statements and to the Interim Financial Statements. The Companies have granted no guarantees with respect to obligations of third parties other than the Companies which are currently in force.

6.           Agreements.

a.
Except for the real estate lease agreements regulated by the representation of Article V.8.c, the Relevant Agreements, which list is included in Exhibit V.6.a to this Agreement, are valid and enforceable, according to their nature and terms. To this date, no substantial default has occurred with respect to such agreements, which negative consequences for the Companies, if any, are not reflected in such Exhibit V.6.a., or in the Financial Statements and/or in the Interim Financial Statements, if applicable, pursuant to the corresponding accounting principles, as described in Article V.5.a.

b.
Except for the agreements executed with the executives of the Companies related to plans for the acquisition of shares, Exhibit V.6.b to this Agreement contains a list of all the contracts or agreements executed by the Companies where a third party which is one of the Promising Sellers, any senior officer or main executive of any of the Companies, or any Related Person, and which is not in turn an affiliate or related company of the Companies participates as a counterparty. Such agreements have been executed in the Ordinary Course of Business, in equity conditions similar to those prevailing in the market.

c.
There are no Relevant Agreements executed by the Companies which contain articles of acceleration, default, early termination or change in their conditions as a consequence of the execution of this Agreement, of the OPA and of the subsequent transfer of shares and of the Additional Shares, except for those listed in Exhibit V.6.c to this Agreement.

7.           Litigation and Administrative Proceedings.

a.
There are no litigation or administrative proceedings against, or filed by, the Companies for a value exceeding two thousand five hundred (2,500) Encouragement Units or which, having a lower value, exceed five thousand (5,000) Encouragement Units as a whole, except for those contained in Exhibit V.7.a to this Agreement, which are duly contemplated by the respective financial statements, if applicable, pursuant to generally accepted accounting principles of the corresponding jurisdiction.

b.	To their Knowledge, there are no written threats of actions or complaints pending notice to any of the Companies for securities exceeding those listed in item a. above.

c.	FASA has complied with each and all of the obligations undertaken in the Conciliation Agreement in connection with the Free Competition Lawsuit.

d.
Except as otherwise reported in Exhibit V.7.d, there are no accusations, complaints, claims, summaries, investigations, litigation or complaints or written threats of complaints of any nature filed by clients, employees, former employees or competitors of FASA, authorities or any third party notified to FASA or the Promising Sellers, or which are Known to FASA of the Promising Sellers, and which are based on the facts described by FASA or FNE in the Conciliation Agreement or in the Free Competition Lawsuit.

8.           Assets.

a.
Exhibit V.8.a to this Agreement contains a list of the assets which net worth exceeds two thousand five hundred (2,500) Encouragement Units owned by the Companies. Except for the Liens indicated in such Exhibit V.8.a to this Agreement and for the Authorized Liens, there are no Liens affecting the ownership of the Companies with respect to such real properties.

b.
The Companies have sufficient ownership title, pursuant to the law, to all real properties listed in Exhibit V.8.a, and to the Knowledge of the Promising Sellers, there is no cause that may or which allows third parties to dispute the full ownership of the Companies of such real properties.

c.
Exhibit V.8.c to this Agreement contains an explanatory table which contains, with respect to all real property lease and sublease agreements executed by the Companies (i) the location of the real properties; (ii) the parties to the agreement; (iii) the date of termination of each lease agreement; (iv) the amount of the lease or sublease payment; and (v) whether the agreement contains or not a unilateral option of renewal upon expiration, and the term of such renewal.

d.
Except for those listed in Exhibit V.8.d to this Agreement, there are no lease and/or sublease agreements executed by the Companies which contain articles of acceleration, default or early termination, or change in their conditions as a consequence of the execution of this Agreement, of the OPA and of the subsequent transfer of Shares.

e.
Except for any assets referred to in Exhibit V.8.e to this Agreement, there are no Liens which guarantee third parties’ obligations other than the Companies or attachments on any personal properties of the Companies.

f.
Except as otherwise provided by Exhibit V.8.f, the Companies have good title to the personal properties used in the Business, and the same are in good physical and appropriate use conditions. The facilities, machinery, equipment and personal properties of the Companies are appropriate for their daily ordinary operation, consistently with the daily operation prior to the execution of this Agreement. The personal properties owned by the Companies are free from any Lien, except for the Authorized Liens on such personal properties owned by the Companies.

9.           Taxes.

a.
Except for the contingencies that may result from the litigation and administrative proceedings referred to in item c. below, the Companies have fully paid, pursuant to the current tax law, all Taxes, both of their own and those they are required to pay as a third party obliged to the payment of Taxes, except for those which payment becomes due after this date (which have been duly provisioned in accordance with generally accepted accounting principles for the respective jurisdiction), and to date, there are no claims to such effect. Likewise, the Companies have not requested any tax credit reimbursements which refund may be challenged by the Tax Authority.

b.
Except as otherwise provided by Exhibit V.9.b to this Agreement, the Companies have complied with their duty to make Tax returns, which were filed in a timely manner in accordance with the applicable tax laws and to the Knowledge of the Promising Sellers, such tax returns were, at the time of their filing, true, complete and accurate, including, as the case may be, the determination of the tax loss, and to date, there are no citations, settlements or business outstanding with respect to such returns made by the Tax Authority.

c.
Except as otherwise indicated in Exhibit V.9.c to this Agreement, there are, with respect to the Companies, no litigation, administrative proceedings, or notices related to citations, liquidations or business, whether or not claimed, and to their Knowledge, there are no written threats by the Tax Authority in connection with the fact that the citations, liquidations or business may be materialized.

10.           Inventory of Unsold Available Goods.

All the levels of inventory kept by the Companies are consistent with the previous policies and practices thereof, and are appropriate to conduct their Business as they have to date. The assets which are a part of such inventories are free from Liens, except for the Authorized Liens on such assets which are a part of the inventory. Such inventories are reasonably fit for their intended purposes, and are free from any significant damages and defects. The inventory is reported in the Interim Financial Statements of the Companies using appraisal methods and practices based on the average acquisition cost, consistent with those used in the preparation of the Financial Statements.

11.           Directors, Senior Personnel and Employees.

a.
Except for any defaults or contingencies identified in Exhibit V.11.a or which constitute irrelevant infringements or defaults, the Companies are in compliance with their labor and social security obligations, including social security fees, health fees and unemployment insurance.

b.	There are no persons providing services to the Companies in the form of fees which, pursuant to the applicable legislation, should be contracted as employees.

c.
There are no labor lawsuits, filed with courts with labor jurisdiction, or administrative proceedings with labor authorities and notified to the Companies, or Knowledge of the existence of any written threats of actions or complaints pending notification to any of the Companies, except for those listed in Exhibit V.11.c to this Agreement.

d.
The collective bargaining agreements currently in force of the Companies are included in Exhibit V.11.d to this Agreement. Except as otherwise indicated in Exhibit V.11.d, the Companies are not currently in process of collective negotiation with their employees.

e.
Exhibit V.11.e to this Agreement contains the names of the Main Executives of the Companies, indicating their titles. Such Main Executives do not receive any bonus or payment for the services provided to the Companies which are not duly documented in their respective labor agreements and exhibits thereto, or under Exhibit V.11.f.

f.
Exhibit V.11.f to this Agreement contains the list of all the employees of the Companies which have payments for change of comptroller, stock options or indemnification rights for termination of labor relationships, exceeding the legal requirements.

g.
From the date of the Interim Financial Statements, and except as otherwise provided by Exhibit V.11.g, no loan or advance has been granted to the senior officers or Main Executives of the Companies, and no increase has been granted in the benefits, compensations or indemnifications payable currently or in the future to any of the senior officers or Main Executives, and with respect to the remaining employees of the Companies, only the increases in benefits or compensations contemplated by the compensation or benefit plans for employees, or under any individual labor agreement, collective bargaining agreement or otherwise have been made, and in the case of advances, other than those contemplated in the policies followed by the Companies on the subject and consistent with past practices.

12.           Industrial and Intellectual Property and Dominion Names.

a.
The brands owned and currently used by the Companies to perform their Business are included in Exhibit V.12.a to this Agreement and constitute the brands necessary to perform the Business in substantially the same form as performed to date. Such brands are duly filed with the corresponding authorities pursuant to the applicable regulations and may be used by the Companies free from any payment of royalties. There are no Liens with respect to such brands or the validity of the registrations.

b.	The brands in process of registration by the Companies are included in Exhibit V.12.b to this Agreement.

c.
The Companies are beneficiaries under agreements for the license or use of industrial and intellectual property rights contained in Exhibit V.12.c to this Agreement, which are the only ones necessary to perform the Business substantially in the manner performed to date.

d.
The dominion names owned by the Companies are included in Exhibit V.12.d to this Agreement and constitute the dominion names necessary to perform the Business substantially as performed to date. There are no Liens with respect to such dominion names.

e.	The dominion names of Companies in process of registration are included in Exhibit V.12.e to this Agreement, there being no opposition with respect to such processes.

f.
The Companies have not been judicially notified and have received no written claims for contravention or infringement of industrial or intellectual property rights of third parties, except for those listed in Exhibit V.12.f to this Agreement.

13.           Computer Systems.

a.
Exhibit V.13.a to this Agreement lists and describes: (i) the computer systems of the Companies; (ii) the details of servers and applications; (iii) the storage detail; (iv) monitoring systems; and (v) the IT supports; all of which are owned by it or licensed by third parties, and are appropriate and sufficient to conduct the business of the Companies substantially as conducted to date.

b.	The computer systems, servers and applications described in Exhibit V.13.a to this Agreement, have valid licenses for the Companies to use them as they have to date.

c.
There is no known technical fact or cause which may result in lack of continuity or in interruption, or affect the use of the computer systems, servers and applications described in Exhibit V.13.a to this Agreement, after this date, to the extent they continue to be used as to date, which lack of continuity or interruption may substantially and negatively affect the assets, financial condition or results of the Companies in a manner different from that in which they are reflected in the Financial Statements.

d.
The Promising Sellers and the Companies, and their respective representatives (i) have not sold, leased, or licensed or provided by any other means, and have not made available to third parties with which no agreements or benefit plans shall have been executed for their employees, the information included in the databases of clients, whether current or historical, of property of or used in their line of Business; and (ii) all the client databases (and their copies, if any), whether current or historical, owned by or used in the line of Business of the Companies, are stored in the computer systems owned by the Companies.

14.           Insurance.

a.
Exhibit V.14.a contains a copy of all insurance policies that evidence the inventories, equipment, supplies, real properties and fixed assets owned by the Companies or leased by the same, and of all insurance policies of civil and professional liability applicable to the business of the Companies.

Such insurance policies are currently in force.

b.	The Companies have paid all the premiums or rights necessary to keep in full force and effect each of the insurance policies listed in Exhibit V.14.a.

c.	Except for the claims and litigation listed in Exhibit V.14.c, there are no litigation or claims against or filed by the Companies in connection with the insurance policies listed in Exhibit V.14.a.

15.           Dissolution, Liquidation or Bankruptcy.

The Companies (a) have not incurred any cause of dissolution, liquidation, bankruptcy, and are not subject to any proceedings to such effect, (b) do not know that any of its creditors shall have filed any procedure of dissolution, liquidation or bankruptcy, or (c) have not filed or do not intend to file a voluntary demand of dissolution, liquidation or bankruptcy.

16.           Permits, Environmental and Safety Issues.

a.	The Companies comply and have complied with all the applicable Environmental Legislation in all its aspects, except for any default that would not constitute a Material Adverse Change.

b.
Without limitation of the foregoing, the Companies have obtained, complied with, and are in compliance with all the permits, licenses and other authorizations demanded by the Environmental Legislation for the occupation of their facilities and the performance of their activities, except for any default which would not constitute a Material Adverse Change.

c.
The Companies have not received any written notification with respect to the infringement or alleged infringement of the Environmental Legislation, or with respect to any liability already determined or pending termination, and have no Knowledge thereof, including any obligation of investigation, remediation or correction with respect to themselves or their facilities, pursuant to the Environmental Legislation, except for any notification related to any issue that would not constitute a Material Adverse Change.

d.
The Companies have not treated, stored, disposed of, or ordered or authorized the disposal, transportation, management or generation of Hazardous Substances, in contravention of the provisions of the Environmental Legislation, or have possessed or operated any assets or facility (and such assets or facilities are not contaminated by such Substances), in a manner such that it shall have resulted or may result in liabilities, including any liabilities on account of response cost, costs of preventive or corrective measures, personal injuries, damages to assets and damages to the environment pursuant to the Environmental Legislation, except for any treatment, storage, disposal, transportation, management or generation of Hazardous Substances, or for any liability and any costs which would not constitute a Material Adverse Change.

e.
Neither this Agreement, nor the completion of the operations contemplated thereunder, shall result in any obligation of research or cleaning with respect to a site, or to give notice to any governmental body or third party or obtain their consent, pursuant to the Environmental Legislation, except for any obligation which existence or failure would not constitute a Material Adverse Change.

17.	Permits and Compliance with Regulatory Standards and Sanitary Registrations.

a.
The Companies hold of all the authorizations (including sanitary authorizations and municipal patents) which allow them to do their Business according to the Drugstore Legislation and in the manner they have done to date, particularly, without limitation, all the authorizations, registries and permits necessary for the manufacture, import, export, distribution, storage and marketing of drugs, food and, in general all products that are a part of their line of business, except for the authorizations listed in Exhibit V.17.a., or for those which absence would not substantially and negatively affect the operation of the Business, and to the Knowledge of the Promising Sellers: (i) there is no reason to believe that such authorizations and any other permits shall not be extended, (ii) no authorization has been revoked or is in discussion and the Companies are not in relevant default of any term or condition thereof, and (iii) there are no investigations or similar procedures pending which affect or may affect the business of the Companies, or intended to revoke, restrict or suspend any of their authorizations.

b.
The Companies hold the necessary sanitary registrations to perform the Business as they have to date, which are currently in force and, to the Knowledge of the Promising Sellers, there is no reason for such registrations: (i) not to be extended; and (ii) to be revoked, except for those which lack of renewal or revocation would not substantially and negatively affect the Companies.

18.           Commissions.

The Companies are not required to pay any sum as intermediation, finders fee or any similar commission, in connection with the transactions contemplated by this Agreement.

ARTICLE SIX: OTHER REPRESENTATIONS AND WARRANTIES OF THE PROMISING SELLERS.

Each of the Promising Sellers hereby represents and warrants to the Promising Purchaser that, with respect to itself, as of this date and as of the Closing Date:

1.	Legal Existence, Capacity, Execution, Enforceability of the Agreement and Execution of the Purchase and Sale.

Each of the Promising Sellers is duly incorporated and validly existing under the laws for the Republic of Chile, and is fully authorized to perform its activities and has the necessary powers-of-attorney to execute and bind itself upon the terms and conditions of this Agreement, and take the actions necessary to perfect and comply with the Purchase and Sale, all of which are valid and mandatory agreements with respect to which compliance may be demanded upon their terms.

2.	Contractual and Legal Compliance.

The execution of this Agreement, as well as the participation of the Promising Sellers in the OPA and in the execution of the Purchase and Sale shall not result in:

a.	Breach of the corporate by-laws of any of the Promising Sellers, or of any agreement, contract or covenant under which a Promising Seller of its assets, including its Shares, are obliged.

b.	The breach of any law or regulation, or any judicial or administrative order of any court or administrative authority mandatory for any of the Promising Sellers.

3.	Consent.

Except for any authorizations and formalities to be obtained under the law or by agreement for the execution of this Agreement and for the Purchase and Sale which have already been obtained or performed to date, including, without limitation, those corresponding under the shareholder agreements to which the Promising Sellers are a party, and except as otherwise provided by Exhibit VI.3, no third parties’ consent, or authorization of any authority is required for the execution of this Agreement, the participation in the OPA, the sale and transfer of Shares by the Promising Sellers.

4.	Title to the Shares.

a.
The Promising Sellers are the sole owners, beneficiaries and holders of title to the Shares they promise to sell pursuant to this Agreement. The Promising Sellers have full capacity to transfer the Shares to the Promising Purchaser. The Promising Sellers are not a party to any agreement related to options, optional certificates, purchase rights or any similar agreement or commitment (other than this Agreement), involving that, as a result of the execution of this Agreement (and the performance of all acts involved by the same) the Promising Sellers are required to sell, transfer or otherwise dispose of any portion of the capital stock of the Companies.

b.
On the other hand, the Additional Shares shall be, at the time of being offered in the OPA and as of the Closing Date, fully and exclusively owned by the shareholders appearing as holders thereof. Such shareholders shall have, at the time of offering their Additional Shares in the OPA and as of the Closing Date, full capacity to transfer the Additional Shares to the Promising Purchaser pursuant to this Agreement.

c.
The Shares have been duly and validly issued, and validly and legally subscribed and paid or acquired by the Promising Sellers. The Additional Shares have been duly and validly issued, and validly and legally subscribed and paid or acquired by the holders thereof. After being acquired by the Promising Purchaser, the Shares and Additional Shares shall allow the exercise of all political and economic rights contemplated by the applicable regulations and the corporate by-laws of FASA, so that the Promising Purchaser is able to file such title in its name in the respective registry and have full capacity to receive and freely dispose of the same and of their proceeds.

d.
The delivery of the certificates of Shares and Additional Shares, the performance of the necessary actions indicated in the Start Notice for the perfectioning and compliance with the Purchase and Sale and the registration of transfers in the FASA Shareholders Registry Book, are sufficient to transfer to the Promising Purchaser legal and valid title to the Shares and the Additional Shares, with all rights inherent thereto.

e.	On the date of offering in the OPA, and as of the Closing Date, the Shares and Additional Shares shall be free from any Lien.

5.	Payments to Intermediaries.

The Promising Sellers have no liability or obligation related to the payment of any fees or commissions to any intermediaries or agents by virtue of the operations contemplated by this Agreement, with respect to which the Companies may be responsible or obliged.

6.	Sole Representations.

The Promising Sellers do not make any other representation or warranty in favor of the Promising Purchaser, either expressed or implied, other than the representations and warranties contemplated by Article Five above and this Article Six of this Agreement.

ARTICLE SEVEN:
REPRESENTATIONS AND WARRANTIES OF THE PROMISING PURCHASER

The Promising Purchaser hereby represents and warrants to the Promising Sellers that, with respect to itself, as of this date:

1.	Legal Existence, Capacity, Execution, Enforceability of the Agreement and Performance of the Purchase and Sale.

It is duly incorporated and validly existing under the Mexican laws, and is fully authorized to perform its activities, and except as otherwise provided by Exhibit VII.3, it has the necessary powers-of-attorney to execute and bind itself upon the terms and conditions of this Agreement, and to perform the actions necessary for the perfectioning and performance of the Purchase and Sale, all of which constitute valid and mandatory agreements which performance may be demanded upon their terms.

2.	Contractual and Legal Compliance.

The execution of this Agreement, as well as the participation of the Promising Purchaser in the OPA and in the execution of the Purchase and Sale shall not result in:

a.	Breach of the corporate by-laws of the Promising Purchaser, or of any agreement, contract or covenant under which the same or its assets are obliged.

b.	In the breach of any law or regulations, or of any judicial or administrative order of any court or administrative authority, which are mandatory for the Promising Purchaser.

3.	Consents.

Except as otherwise provided by Exhibit VII.3, it does not require, or if required it, has obtained to date, or on the date of payment of the OPA Price for the Shares it shall have the consent of third parties or the authorization of the corresponding authorities for the execution of this Agreement, the participation in the OPA and subscription and performance of the Purchase and Sale by the Promising Purchaser. Especially, the Promising Purchaser does not require, or if required it has obtained to date, or on the date of payment of the OPA Price for the Shares it shall have, the authorization of the antitrust and securities authorities and bodies of all the jurisdictions where the Companies do business, for the performance of the necessary acts for the perfectioning and performance of the Purchase and Sale.

4.	Availability of Funds.

The Promising Purchaser hereby represents that it shall have the necessary funds for the payment of the price of the FASA shares it shall acquire in the OPA, including the Shares.

5.	Representation.

a.	The Promising Purchaser is a sophisticated entity, experienced in similar business investments; and capable of undertaking the economic risk associated with the purchase of Shares.

b.
The Promising Purchaser acknowledges that the Promising Sellers have not made any representation or warranty with respect to the projections related to the Companies, including financial, cash flow and business plan projections.

ARTICLE EIGHT:
CONDITIONS

1.
The obligation of the Promising Purchaser to publish the Start Notice and, consequently, start the OPA, is subject to the performance of the condition precedent, consisting of the obtainment of the resolution of no objection or constructive acceptance by COFECO for the acquisition of the Shares and of the Additional Shares and/or the indirect acquisition of control of Farmacias Benavides, S.A.B. de C.V. The condition precedent referred to above shall be deemed to have failed if it has not been performed or waived by the Promising Purchaser within sixty (60) Business Days of the execution of this Agreement, with the consequences derived therefrom, pursuant to Article Eleven item 1 below.

2.
Likewise, the obligation of the Promising Purchaser to publish the Start Notice and, consequently, start the OPA, is subject to resolution in case of occurrence of any of the following conditions subsequent:

a.
That any of the Parties files an action for its adjudgement in bankruptcy or presents proposals of arrangements to their creditors, or any creditor of the Companies files a procedure tending to obtain the adjudgement in bankruptcy of any of them and such procedure is not dismissed.

b.
If any of the Parties (i) amends its by-laws in any manner (ii) if FASA or Farmacias Benavides, S.A.B. de C.V. declares or pays any dividend or makes other distribution in connection with its shares, except for any dividends of distributions which are declared and publicly announced and indicated in Exhibit III.2, (iii) sells, disposes of, mergers or otherwise disposes of the shares or corporate rights in any of its affiliates to third parties other than the Companies, or (iv) agrees to sell, dispose of, or deliver the management of relevant assets which are a part of its fixed assets in any manner out of its Ordinary Course of Business, to such effect, relevant assets shall be those which individually or jointly represent more than 0.5% of the item of assets according to the consolidated balance sheet of FASA as of March 31, 2010, excluding the assets listed in Exhibit III.6.

c.	If any of the events that constitutes a Cause of Expiration occurs even before the Start Notice is published.

d.	If the Bring Down Certificate is not delivered pursuant to Article Four item 7, or if a Material Adverse Change results from or is otherwise produced by virtue of the Bring Down Certificate.

e.	In case of default of any of the obligations contained in Article III, items 1, 2, 3, 4, 7, 8, 9, 11, 13, 14, 15, 17 or 19 of this Agreement.

f.
In the event that: (i) a reduction of EBITDA is produced in the second quarter of 2010, compared to the second quarter of 2009, exceeding fifteen percent (15%). For such purpose, no variations in the EBITDA resulting from variations in the exchange rate must be included in the calculation; or (ii) a decrease exceeding five percent (5%) occurs in the consolidated net worth of FASA, excluding for the calculation thereof the balance sheet lines corresponding to other provisions (provisions for conversion), all resulting from the consolidated financial statements of FASA as of June 30, 2010, compared to the consolidated net worth of FASA appearing in the Interim Financial Statements. To such effect, the Promising Sellers must deliver to the Promising Purchaser, no later than August 11, 2010, and in all events, no later than within (5) Business Days of the request by the Promising Purchaser, which may not be requested before July 8, 2010, the Financial Compliance Certificate.

g.
In the event that the Financial Compliance Certificate is not delivered by the Promising Sellers to the Promising Purchaser, within the term and in the manner provided by subparagraph f. of this item 2.

h.
If a Weighted Devaluation exceeding 20, resulting from the application of the formula described in Exhibit VIII.2.h has occurred between this date and the day prior to the publication of the Start Notice.

3.
The conditions subsequent indicated in item 2 shall not be deemed to be satisfied if the respective event has been remedied to the satisfaction of the Promising Purchaser, acting reasonably, before the date of publication to the Start Notice. The Promising Purchaser may waive the conditions subsequent indicated above in its sole discretion.

4.
The Parties hereby expressly waive any other resolutory action that may be derived from this instrument and which is not contemplated in this Article Eight, especially waiving those derived from Articles 1,489 and 1,857 of the Civil Code. Without prejudice to the foregoing, these resolutory actions shall not be deemed to be waived in the event that the obligations contemplated by items 1 and 2 of Article Eleven are infringed, in which case the non-defaulting Party may, in its discretion, demand the mandatory performance of the infringed obligation or the resolution thereof, in both cases, with the corresponding indemnifications for losses.

ARTICLE NINE OBLIGATIONS AFTER THE CLOSING

1.
Obligation not to Compete. Subject to the occurrence of the acquisition of the Shares and the Additional Shares, each of the Promising Sellers and Mr. José Codner Chijner hereby agree, for a term of 3 years from the Closing Date, that none of them, including the spouse and daughters of Mr. Codner in this obligation (with respect to the latter, as a third parties’ promise upon the terms of Article 1450 of the Civil Code), acting directly or indirectly, by themselves or through a third party, shall:

(a)
perform individually or jointly with other Persons, an activity in Chile, Mexico, or Peru, which competes with the Line of Business of any of the Companies (a “Competing Business”), which for clarity purposes includes the provision of outsourced management services to any Person who competes with the Line of Business of such Companies, the use of know-how, trade secrets or other information directly related to the Line of Business, and directly or indirectly cause (or help any Person to cause) any client or supplier relevant for the performance of the Line of Business to infringe the contractual duties contracted with any of the Companies and/or the termination of an agreement relating it to any of the Companies; or

(b)	keep or acquire, individually or jointly with other Persons, directly or indirectly, an interest exceeding 10% in the capital stock of no company which performs a Competing Business.

The Promising Sellers and Mr. José Codner Chijner declared that they expressly acknowledge that the negative covenants contained in this Article Nine, item 1, are necessary to protect and keep the ownership interests and other legitimate interests of the Promising Purchaser and its Related Parties, and that any breach of any of them could result in an irreparable loss for the Promising Purchaser and its Related Persons that could not be compensated in monetary terms, and, therefore, the Promising Purchaser and its Related Persons shall be entitled to seek from any competent court a temporary, preliminary or permanent cautionary measure, and an indemnification for losses, which rights shall be cumulative and additional to any other right or remedy to which they may be entitled. The Promising Sellers and Mr. José Codner Chijner agree that both themselves and their Related Persons shall declare and acknowledge that the Promising Purchaser or its Related Persons and its successors or assignees, shall be irreparably damaged by a breach of this Article Nine, item 1, and that they shall not oppose the granting of any cautionary measure in case of breach, and they specifically waive any requirement for the granting of a guarantee as a condition precedent for the filing of a request for the application of the appropriate measure.

The Promising Sellers and Mr. José Codner Chijner agree that, in the event that any provision of this Article Nine, item 1, is finally declared to be illegal, void or unenforceable for any reasons, such provision must be construed as limited to the legal, valid and enforceable portion thereof, to the greatest extent possible, without voiding the remaining provisions of this Article.

2.
No solicitation. Subject to the occurrence of the acquisition of the Shares and the Additional Shares, each of the Promising Sellers and Mr. José Codner Chijner hereby agree, for a term of 3 years from the closing date, including in this obligation the spouse and daughters of Mr. Codner (with respect to the latter, as a third party’s promise upon the terms of Article 1450 of the Civil Code), whether directly or indirectly, by themselves or through a third party, not to employ or contract (either as an employee, consultant, independent worker or otherwise) any person who acts as an executive of the Companies and who is listed in Exhibit V.11.e (except for Mr. Alejandro Rosemblatt).

Notwithstanding anything herein to the contrary, the Promising Sellers and Mr. José Codner Chijner shall not be prohibited from making general job offers for activities other than the Line of Business which are not specifically addressed to the employees of the Companies.

ARTICLE TEN INDEMNIFICATIONS.

1.
The representations and warranties contained in Article Five above shall be effective and, consequently, the indemnifications that may be applicable by virtue of falseness or inaccuracy thereof under this Article may be claimed, from the payment of the OPA Price for Shares and the transfers thereof, without prejudice to the provisions of item 10 below; and the representations and warranties contained in Article Six and Seven above shall be effective and, consequently, the applicable indemnifications for falseness or inaccuracy thereof may be claimed from the date of this Agreement.

2.
The Promising Purchaser must indemnify the Promising Sellers in connection with any loss or damage incurred by the latter as a consequence of the falseness or inaccuracy of the representations and warranties contained in Article Seven or for the infringement of any of the obligations undertaken by virtue of this Agreement, other than those contemplated in Article Eleven below. The amount to be indemnified by the Promising Purchaser shall be the amount of the loss or damage actually incurred by the Promising Sellers, with the limitations contemplated by this Agreement, unless this Agreement contemplates any specific penalties as advance appraisal of the damages, in which case such penalties shall be applicable.

3.
The Promising Sellers must indemnify the Promising Purchaser in connection with any loss or damage incurred by the latter or by the Companies as a consequence of the falseness or inaccuracy of the representations and warranties contained in Articles Five and Six or the infringement of any of the obligations undertaken by them by virtue of this Agreement, other than those contemplated in Article Eleven below. The amount of the indemnification must be equal to that of the damage or loss actually incurred by the Promising Purchaser or the Companies, with the limitations contemplated by this Agreement, unless any specific penalties are contemplated hereunder as indemnification, in which case such penalties shall be applied.

Without prejudice to the foregoing, in the event that the infringement consists of any falseness or inaccuracy in the representations and warranties made by the Promising Sellers in Article Five above, or an infringement of the obligations contemplated by Article Three above, the indemnification amount shall be limited to 43.1% of the damage or loss accrued by such falseness, inaccuracy of infringement for FASA, with the limitations contemplated under this Agreement.

4.	In order to determine the amount of damages and losses that must be indemnified pursuant to the provisions of item 3 above, the following must be deducted:

a.
The present value of any tax credit or tax benefit attributable to the deduction of expenses or costs, that may be applicable by virtue of the indemnifiable event, and which decreases the total amount of taxes payable.

b.
The indemnifications received on account of the same or a portion of the same losses which indemnification is pursued. If these indemnifications are received after the payment of the indemnifications applicable under this Article, then the Promising Purchaser must immediately repay them to the Promising Sellers.

5.
The Promising Sellers must be notified in a clear and timely manner of any claim, complaint of litigation that may affect their liability to the Promising Purchaser after the Closing Date, so that the Promising Sellers are able to exercise their discharge and defense, be a party to the proceedings, or directly participate therein as they may deem appropriate. Likewise, the Promising Purchaser must provide, at the sole cost of the Promising Sellers, and upon written requirement of the latter, the collaboration that may be reasonable for such defense. Likewise, the Promising Sellers must provide, at their sole cost, upon written requirement of the Promising Purchaser, the collaboration that may be reasonable for the abovementioned defense. In the event of a default on these obligations by the Promising Purchaser, the indemnification amount payable by the Promising Sellers as a consequence of the losses, or damages accrued by virtue of such claim, complaint or litigation shall be determined by the arbitrator designated under this Agreement, who may proportionally reduce the indemnification that may be applicable once the breach of the Promising Purchaser is taken into consideration.

In all events, the Promising Purchaser must collaborate in the claim that may be filed by any of the Promising Sellers against any third party, with respect to any sum that the Promising Sellers shall have actually disbursed in favor of the Promising Purchaser by virtue of the application of this Article.

6.	No damages or losses derived from any acts or omissions of the Promising Purchaser shall be indemnified. None of the Parties must indemnify indirect, unforeseen damages.

7.
The payment of indemnification shall only be applicable whenever the accrued amount of indemnifications to be paid for losses or damages pursuant to the provisions of item 3 above, exceeds one hundred thousand (100,000) Encouragement Units. The latter amount shall in no event operate as deductible of the amounts to be indemnified, but only as a threshold which, once exceeded, entitles to request the applicable full indemnification. Only the infringements or applicable defaults of an event or sum of related, similar or recurring events, from which losses in an amount of six hundred and fifty (650) Encouragement Units are derived, shall be accounted in the minimum amount to be indemnified. In all events, the maximum amount to be indemnified by the Promising Sellers or the Promising Purchaser pursuant to this Article Ten, for all events that may occur, shall be one million (1,000,000) Encouragement Units, unless the cause for the respective indemnifications is the falseness or inaccuracy of the representations and warranties contained in item 4 of Article Six above, in which case the abovementioned limit shall be increased in up to 100% of the price received by the Promising Sellers.

8.
If any of the Parties considers it appropriate to request an indemnification pursuant to this Agreement, it must notify the same to the other Party in writing, describing to the extent reasonably possible, the grounds and foundations for its requirement, as well as its estimated amount, which shall not affect the right of the Party requesting the indemnification to establish a different amount in the complaint that may be filed by it pursuant to the provisions of this Agreement, all within the terms contemplated by the following item.

All sums to be paid by one Party to the other by virtue of this Article shall be paid within ten (10) Business Days of the date the claim shall have been expressly accepted by the Party to which it shall have been addressed, or in case of rejection or objection, within a term of ten (10) Business Days of the date of notification of the final arbitration award which so provides. The simple delay in the payment of the corresponding sums shall accrue the Maximum Contractual Interest on due amounts.

9.
The liability of the Promising Sellers with respect to the representations and warranties contained in Article Five above shall remain in force for up to eighteen (18) months from the date of execution of this Agreement, except for those indicated in items 1, 9 and 16 of this Article, which shall remain in force for the term of the statute of limitations and, in both cases, shall at all times refer to facts occurred prior to the Closing Date.

10.
If any of the conditions subsequent indicated in Article Eight item 2 subparagraphs c, d, and e above, occurs, and the same is imputable to any of the Parties, the other Party shall be entitled to the loss indemnifications that may be applicable under the rules established in this Article Ten. Notwithstanding the foregoing, if the Promising Purchaser waives the condition subsequent mentioned in Article Eight item 2, subparagraph d, no indemnification shall be provided on such account.

11.
Notwithstanding that the facts related to the Conciliation Agreement shall have been disclosed, the Promising Sellers hereby agree to indemnify the Promising Purchaser from any damage or loss suffered by FASA or the Promising Purchaser as a result of the Conciliation Agreement, the Free Competition Lawsuit, or any other accusation, investigation, claim or lawsuit related to the facts and actions that resulted in the Conciliation Agreement or the Free Competition Lawsuit, including, without limitation, the eventual civil liabilities for indemnification of losses to which the clients of FASA, the employees or former employees of FASA, or any third party affected by these facts and actions may be entitled. This special indemnification commitment shall fully elapse in the event that the disposal to a third party of FASA, FASA Chile, S.A. or the Business performed by the Companies in Chile is materialized. The liability of the Promising Sellers for the applicable indemnifications according to this item shall be ruled by the provisions of Article Ten; upon the same terms as if it was an infringement of the representations and warranties contained in Article Five, with the following variations:

(i)
The maximum amount to be indemnified for all events that may occur in connection with the facts described above shall be six hundred twenty five thousand (625,000) Encouragement Units. Such maximum amount shall be increased in the balance of the maximum indemnifiable amount indicated in item 7 of this Article Ten, outstanding upon expiration of the term contemplated in item 9 of this Article Ten. That is, if upon expiration of the abovementioned term any indemnifications are requested for only two hundred and fifty thousand (250,000) Encouragement Units, thus with seven hundred fifty thousand (750,000), Encouragement Units remaining of the amount referred to in item 7 of this Article Ten, the Promising Purchaser may request indemnifications for a full value of up to one million three hundred seventy five thousand (1,375,000) Encouragement Units, invoking losses incurred as a result of the facts described in this item 11 of this Article Ten.

(ii)
The liability of the Promising Sellers for the applicable indemnifications according to this item shall remain in force for a term of sixty (60) months from the date of execution of this Promise Agreement.

ARTICLE ELEVEN CRIMINAL PROVISIONS

1.
In case of breach by the Promising Purchaser of its obligation to start and terminate the OPA by publication of the Start Notice and the Result Notice, respectively, and to pay the Share Price, pursuant to and within the periods of time provided by Article Two above of this Agreement, the latter must indemnify the Promising Sellers in connection with any loss or damage suffered by them as a consequence of such default. The Parties, by mutual agreement, appraise this loss or damage in advance in the sum of one million two hundred fifty thousand (1,250,000) Encouragement Units.

2.
In case of breach by the Promising Sellers of their obligation  to offer for sale the Shares in the OPA, or to cause the Additional Shares to be offered in the OPA, or not to exercise or cause the holders of Additional Shares not to exercise, the total or partial withdrawal right established in Article 211 of the Securities Market Law pursuant to the provisions of items 5 and 6 of Article Two above of this Agreement, these must indemnify the Promising Purchaser in connection with any loss or damage suffered by it as a consequence of such default. The Parties, by mutual agreement, appraise this damage or loss in advance in the sum of one million two hundred fifty thousand (1,250,000) Encouragement Units.

3.
The Parties hereby expressly state that the obligations referred to in items 1 and 2 above are result obligations and at their sole risk; therefore, they may not be released from their liability by alleging an absence of guilt.

4.
The Parties state that the indemnifications contemplated by Articles Ten and Eleven are the sole indemnifications or remedies for the losses or damages that may be incurred by them in connection with breaches of the provisions of this Agreement.

ARTICLE TWELVE: CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

1.	This Agreement is confidential in all its Articles and the Parties agree not to disclose any information related to the contents thereof without the written consent of the other Party,

2.
The disclosure in whole or in part of the Agreement in compliance with any legal standard (including those related to securities markets) or with a court or administrative order, as well as the transfer of information from financial and legal advisors and auditors of the Parties, is exempted from the confidentiality duty, provided that the same are legally or contractually required to preserve its confidentiality.

3.
If the OPA is not made for any reason, the Promising Purchaser and its senior officers, executives, employees or representatives (understanding as such, without limitation, the technical and financial advisors, counsels and accountants) also hereby commit themselves not to disclose or to use individually or collectively, directly or indirectly, the Reserved Information to compete with the Business performed by the Companies.

4.
This Confidentiality Article does not void the confidentiality commitments previously executed with the Promising Sellers or with the Companies, all of which remain fully in force according to their terms and conditions.

ARTICLE THIRTEEN
REPRESENTATIVES OF THE PARTIES

1.
For purposes of this Agreement, the Promising Sellers hereby irrevocably designate, upon the terms of Article 241 of the Code of Commerce, Mr. José Codner Chijner as their representative (the “Representative of the Promising Sellers”), with authorities to act on behalf of the Promising Sellers, and to bind any and all Promising Sellers, including any Promising Seller who is absent or in disagreement with any act that the other Promising Sellers or the Representatives of the Promising Sellers must perform or refrain from performing, in connection with any action taken or to be taken under this Agreement. Additionally, the Promising Sellers hereby ratify all the actions taken by the Representative of the Promising Sellers on their behalf to this date, and waive their right to act by themselves in any situations in which, under this Agreement, the Representative of the Promising Sellers is entitled to act.

2.
On the other hand, the Promising Purchaser hereby irrevocably authorizes, upon the terms provided by Article 241 of the Code of Commerce, Mr. Pablo Iacobelli del Río, for him to be validly summoned in the name and on behalf of Promising Purchaser in any arbitration proceedings filed against the latter by virtue of this Agreement. The Promising Purchaser hereby agrees to keep such representative in Chile, or any other representative with the same authorities located in Chile, for five years from this date. Mr. Pablo Iacobelli del Río, participates in this act, and expressly accepts the mandate granted by the Promising Purchaser. To such effect, within a term of twenty (20) Business Days of the date of execution of this Agreement, the Promising Purchaser shall grant a special irrevocable power-of-attorney to Mr. Pablo Iacobelli del Río which must be evidenced in a Mexican public instrument issued by a Notary Public in Mexico, and a copy of such instrument must be legalized within the same term pursuant to the Chilean law.

ARTICLE FOURTEEN JOINT DEBT

1.
In order to guarantee the full, effective and timely performance of the obligations contracted by the Promising Sellers under this Agreement, each of them hereby becomes the joint co-debtor in favor of the Promising Purchaser with respect to the obligations undertaken by the remaining Promising Sellers under this Agreement.

2.	Likewise, Mr. José Codner Chijner personally becomes the joint co-debtor of each and all the Promising Sellers for each and all the obligations undertaken by the latter under this Agreement.

3.
Additionally, Mr. José Codner Chijner hereby states that none of the Companies owes anything to him in any account, consequently, granting to each of them the fullest settlement and waiving any action or right that may correspond to him with respect to the same.

ARTICLE FIFTEEN MISCELLANEOUS

1.	Notifications. The Parties hereby state as their domiciles for any communication or notification related to this Agreement, the following:

- For the Promising Sellers:

José Codner Chijner
Alonso de Córdova 2600, oficina 22
Vitacura - Santiago
Chile

Fax:                  (562) 206 7148
E-mail:              jcodner@mi.cl

With copy for:

Juan Francisco Gutiérrez
Avda. El Golf No. 40, piso 20
Las Condes - Santiago
Chile

Fax:                  (562) 364 3796
E-mail:              jfgutierrez@philippi.cl

- For the Promising Purchaser:

Grupo Casa Saba, S.A.B. de C.V.
Attn: Alejandro Sadurni Gómez
Paseo de la Reforma No. 215, Piso 2,
Colonia Lomas de Chapultepec
11000 - Mexico City, Federal District
México

Fax:                  (5255) 5284-6633
E-mail:             asadurni@casasaba.com

With copy for:

Mijares, Angoitia, Cortés y Fuentes
Attn: Francisco Fuentes-Ostos
Montes Urales 505, 3er Piso
Lomas de Chapultepec
11000 Mexico City, Federal District

Fax:                  (5255) 55201065 / 1075
E-mail:             ffuentes@macf.com.mx

and

Carey y Cía.
Attn: Pablo Iacobelli Del Río
Miraflores 222, Piso 24
Santiago
Chile

Fax:                  (562) 633 1980
E-mail:             piacobelli@carey.cl

Any notification made to any of the abovementioned domiciles shall be contractually effective, unless the establishment of a new domicile is previously communicated in writing to the other Party, which shall only be effective from the date of receipt of such document by the intended recipient.

All notifications or communications intended to be made under this Agreement, must be made in writing to the domiciles or fax numbers stated above, and shall be made, as applicable, (i) delivery by hand, or (ii) by internationally reputable courier, in which case it shall be deemed to be received on the fifth (5th) Business Day after its dispatch, or (iii) whenever it is made by transmission by fax (after confirmation of receipt thereof).

2.
Conversion of Currencies. In the event that for any reason related to this Agreement, the equivalence of a certain amount of Mexican pesos or Peruvian nuevos soles into Chilean pesos must be known, then the equivalence thereof in dollars of the United States of America must be calculated at the exchange rate to settle obligations in foreign currency, as published in the Federal Register, in the case of Mexican pesos, and at the “sale” exchange rate published by the Superintendence of Banks, Insurance and Administrators of Pension Funds, in the case of nuevos soles; then, such amount must be converted from dollars of the United States of America into Chilean pesos at the observed dollar value, as published by the Chilean Central Bank, both transactions on the date the equivalence is made. In case of any doubts in the application of the exchange rates, the one that reflects the lowest value in Chilean pesos shall be applied.

3.
Waiver. Failure to exercise or waiver by any Party of any of the rights that may correspond to it under the Agreement shall not involve any waiver or limitation in connection with the other rights that may result therefrom.

No waiver, withdrawal or failure to exercise a right under the Agreement by any of the Parties, shall constitute a waiver or a legal impediment of the right of such Party to demand the performance of the corresponding Article at a subsequent time, or the performance of any other Article of the Agreement, and shall not be used to construe the sense or scope of the provisions of this Agreement.

4.	Exhibits. The Exhibits to this Agreement shall be deemed for all legal purposes as an integral part thereof.

5.
Successors or assignees. This Agreement shall be mandatory for the signatory Parties and their successors. Given the nature of the Agreement, the same may not be assigned by any means or in any form by any of the Parties (not even when the assignee belongs to the same group) without the prior written consent of the other Party. Notwithstanding the foregoing, the Promising Purchaser may duly comply with its promise to release the OPA, to acquire the Shares and to pay the Price of the Shares, acting to such effect through an affiliate owned by it. The Promising Sellers shall be authorized to transfer shares between them without the consent of the Promising Purchaser, all of them being liable for the performance of their joint obligations pursuant to the provisions of Article Fourteen above. All the foregoing shall in no event constitute an assignment of this Agreement or release or modify the obligations incurred by the corresponding Party, for which it shall continue to be directly liable, notwithstanding that it acted in the abovementioned form.

6.	Amendments. No variation or amendment to this Agreement shall be effective unless prepared in a written document duly subscribed by the Parties.

7.	Headings. The headings are used in the Agreement only for systematic purposes and do not limit, affect or condition the terms of the corresponding articles.

8.
Unenforceability. If for any reason, any provision of this Agreement is void or unenforceable, to the extent possible, it shall be adjusted and shall not be voided in order to achieve the purpose of the Parties to the Agreement to the fullest extent possible. In any case, all the other provisions of this Agreement shall be deemed to be valid and enforceable to the fullest extent possible.

9.	Applicable Law. This Agreement shall be ruled and construed pursuant to the laws of the Republic of Chile.

10.
Settlement of Controversies. Any conflict, difference, difficulty or controversy that may arise between the Parties, either by virtue of the existence, validity, efficacy, construction, nullity, performance or default of this Agreement, without limitation, shall be settled by arbitration pursuant to the provisions of the law 19971, prosecuted by a court comprised of one arbitrator pursuant to the International Commercial Arbitration Regulations of the Arbitration and Mediation Center of Cámara de Comercio de Santiago A.G. (the “Chamber”) in force at the time of filing thereof, which is deemed as reproduced and included in this Article in full.

The Parties hereby designate Mr. Enrique Barros Bourie as arbitrator, and in the event that he is unable or unwilling to accept the position, Mr. Claudio Undurraga Abbot and, in the event that he is unable or unwilling to accept the position, Mr. Juan Carlos Dorr Zegers.

In the event that none of the foregoing is able or willing to accept the position, the Parties shall by mutual agreement designate the arbitrator within ten (10) Business Days of the date the last of the abovementioned arbitrators notifies to the Parties that he is unable or unwilling to accept the position. In case of failure to reach an agreement with respect to the person who shall act as arbitrator, the designation shall be made upon written request of any of the Parties by the Chamber pursuant to the International Commercial Arbitration Regulations, for which purpose, the Parties hereby grant him a special and irrevocable power-of-attorney.

The arbitration site shall be the city of Santiago, and any location (“comuna”) within the jurisdiction of the Santiago Court of Appeals.

The arbitration shall be substantiated, formalized and conducted in Spanish language. The arbitrator shall be authorized to resolve anything related to his competence and jurisdiction.

11.
Expenses. On the date the payment of the Shares and of the Additional Shares is made, the Promising Purchaser shall pay Goldman, Sachs & Co. the gross amount of four million fifty thousand dollars of the United States of America (US$4,050,000), and to Servicios Financieros Altis S.A., the gross amount of two billion twenty six million fourteen thousand Pesos ($2,026,014,000). The taxes or withholdings that may be applicable shall be in charge of Goldman, Sachs & Co. and Servicios Financieros Altis S.A. The compensation of all advisors and of the investment bank contracted by the Promising Purchaser to make the OPA,  shall be at the exclusive cost of the Promising Purchaser, as well as all expenses incurred by such advisors by virtue of this Agreement.

12.
Amounts. All amounts of money, shares and the terms stated in this Agreement are indicated in letters and in figures. In case of any difference between one and the other, the amount stated in letters shall be taken into account.

13.
Counterparts. This Agreement and the Exhibits thereto shall be executed in three counterparts, each of which shall be considered as an original but all of them together shall constitute one and the same instrument.

* * *

(Signed)
José Codner Chijner
on his own behalf
C.N.I. Number 4.255.530-4

(Signed)
José Codner Chijner
C.N.I. Number 4.255.530-4
p.p. Inversiones Galia S.A.
p.p. Inversiones Los Alpes S.A.
p.p. Inversiones JCC Limitada
p.p. Asesorías e Inversiones ECD Limitada
p.p. Asesorías e Inversiones KCD Limitada
p.p. Asesorías e Inversiones DCD Limitada

(Signed)
Grupo Casa Saba, S.A.B. de C.V.
p.p. Manuel Saba Ades

Passport Number

(Signed)
Pablo Iacobelli del Río
C.N.I. Number 9.490.580-K